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                                                                     EXHIBIT 5.1

                                BAKER & MCKENZIE
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

Trenwick Group Inc.
Metro Center
One Station Place
Stamford, Connecticut 06902

     Re:  Trenwick Group Inc.
        Registration Statement on Form S-4
        Filed With the Securities and Exchange
        Commission on August 5, 1998

Ladies and Gentlemen:

     We have acted as special counsel to Trenwick Group Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of $75,000,000 aggregate principal amount of its 6.70% Senior Exchange Notes due April 1, 2003 (the "Notes") to be issued under the Indenture dated as of March 27, 1998 (the "Indenture") between the Company and The First National Bank of Chicago, as trustee under the Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     We are familiar with the proceedings of the Company relating to the authorization of the Notes and the Indenture filed as an exhibit to the Registration Statement. In addition, we have made such further examinations of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth.

     Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the execution and delivery of the Notes have been duly authorized by all necessary corporate action of the Company, and the Notes, when executed, authenticated and delivered against surrender of Old Notes (as defined in the Registration Statement) in accordance with the Indenture, will be entitled to the benefits of the Indenture, and will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

     We express no opinion as to any laws other than the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as set forth under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                          Very truly yours,

                                          /s/ BAKER & MCKENZIE

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                                          Baker & McKenzie